GMAC Commercial Mortgage Corporation
550 California Street, 14th Floor
San Francisco, CA 94104
Tel. 415-835-9200
Fax: 415-391-2949


                          DLJ Commercial Mortgage Corp.
                                 Series 1999-CG3
                        Annual Statement as to Compliance
                For Period of October 1 through December 31, 1999


Pursuant to section 3.13 of the Pooling and Servicing Agreement, I attest that:


(i.) A review of the activities of GMAC Commercial Mortgage as Special Servicer during the period, and of its performance under this Agreement, has been made under my supervision.

(ii) To the best of my knowledge, based on such review, GMAC Commercial Mortgage as Special Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period. However, during the period of October 1 through December 31, 1999, GMAC Commercial Mortgage as Special Servicer did not service any Specially Serviced Mortgaged Loans.

(ii) GMAC Commercial Mortgage as Special Servicer has received no notice regarding qualifications, or challenging the status, of any REMIC Pool as a REMIC, or eitherGrantor Trust Pool as a Grantor Trust from the Internal Revenue Service or any other governmental agency or body.



BY: Michele Heisler                          Date:  3/8/00
    Vice President, GMAC Commercial Mortgage Corporation